Exhibit A

AIRPLANES GROUP

debis AirFinance House, Shannon, Ireland
Telephone: +353 61 723600 Fax: 353 61 723850

PRESS RELEASE

Airplanes Limited and Airplanes US Trust (“Airplanes Group”) are required to obtain annual appraisals of the “base values” of each of their aircraft from at least three independent appraisers that are members of the International Society of Transport Aircraft Trading. Since 1996, Airplanes Group has obtained its annual appraisals from Airclaims Limited (“Airclaims”), Aircraft Information Services, Inc. (“AISI”) and BK Associates (“BK”). The most recent annual appraisals (as of January 31, 2004) obtained by Airplanes Group are: Airclaims ($1,807 million), AISI ($1,926 million) and BK ($2,406 million). The average of these three appraisals is $2,047 million (the “2004 Appraised Value”), compared with $2,414 million as of January 31, 2003 (as adjusted for sales during the year to January 31, 2004).

In the year to January 31, 2004, the decline in the average appraised value was $176 million greater than the decline in value assumed in setting the principal payment tables included in the Airplanes Group Notes at the time Airplanes Group was formed in 1996. In five of the eight annual appraisals received to date since 1996, when Airplanes Group acquired its aircraft, the annual decline was greater than that assumed in 1996.

As a result of the greater than expected decline in value of the aircraft in our portfolio since March 1996, we have been required to make accelerated principal payments on our class A notes (class A principal adjustment amounts) to the extent of available cashflows in order to meet certain loan to current appraised value ratios.

We paid class A principal adjustment amount in April and May 1998 and from February 1999 to April 2003. Since class A principal adjustment amount ranks ahead of scheduled principal payments on the class C and D notes, we were unable to make certain scheduled principal payments on the class C and D notes between April 1999 and March 2000, and, since April 2000, we have not paid any scheduled principal on the class C and D notes or paid any minimum interest on the class E notes. In addition, as a result of factors described in our filings with the Securities and Exchange Commission, we have not always had sufficient cashflows to pay class A principal adjustment amounts in full and since April 2003 we have not had sufficient cashflows to pay any class A principal adjustment amount. As a result of the decline in the appraised value of the aircraft in our portfolio in the year to January 31, 2004, the arrears of class A principal adjustment amount have increased from $343.5 million to $451.2 million following the February 17, 2004 payment date. However, minimum principal payments on the class A notes, as discussed below, are not affected by the annual appraisals.

To the extent that we have sufficient available funds, we are required to pay a minimum principal amount on the class A notes in order to maintain certain loan to initial appraised value ratios. As a result of earlier payments of class A principal adjustment amounts, described above, we remained ahead of the required class A minimum principal payment schedule. However, we have not always had sufficient cashflows to pay class A principal adjustment amounts in full and since the April 15, 2003 payment date, we have not had sufficient cashflows to pay any class A principal adjustment amount. As a result, since the payment date on August 15, 2003 we have no longer been ahead of the required class A minimum principal payment schedule. Therefore we had to recommence payments of minimum principal on the class A notes to the extent of available cashflows on that date. Our cashflows were insufficient to pay minimum principal on the class A notes in full beginning on the December 15, 2003 payment date and minimum principal arrears on the class A notes were $12.8 million following the February 17, 2004 payment date. We have continued to pay interest on the class A notes in full. Since minimum principal on the class A notes ranks ahead of interest and minimum principal on the class B notes and interest on the class C and class D notes in the priority of payments, our cashflows have been inadequate to pay any interest or minimum principal on the class B notes or any interest on the class C and class D notes, beginning on the December 15, 2003 payment date.

For further information concerning Airplanes Group’s results of operations, please see its Quarterly Report on Form 10-Q for the period to December 31, 2003 which was filed with the Securities and Exchange Commission.

Further information regarding the Appraisals:

The appraisers ascertained the “base value” of each aircraft on the basis of an open, unrestricted, stable market environment as of January 31, 2004 with a reasonable balance of supply and demand, and with full consideration of each aircraft’s “highest and best use”, presuming an arm’s-length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable time available for marketing, adjusted to account for the maintenance status of each aircraft (with certain assumptions as to use since the last reported status). The 2004 Appraised Value stated above does not reflect the value of leases, maintenance reserves, security deposits or other collateral, if any, related to a particular aircraft. An appraisal is only an estimate of value and there can be no assurance that proceeds received upon any sale of an aircraft would approximate the base value of that aircraft.

The appraised values obtained from the various appraisers have tended to vary widely. In light of this experience, Airplanes Group continues to keep under review the number and composition of appraisers in deciding how best to comply with its appraisal obligations in the future.

February 17, 2004

For further information please contact: Gerry Hastings or Louise O’Donnell of Airplanes Group’s Administrative Agent at tel: + 353 61 723600